Calculation of Filing Fee Tables
S-8
BCB BANCORP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	Other	709,220	$ 11.28	$ 8,000,001.60	0.0001381	$ 1,104.80
Total Offering Amounts:						$ 8,000,001.60		$ 1,104.80
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,104.80
Offering Note
[1]	(1) This registration statement on Form S-8 (this "Registration Statement") registers the issuance of 709,220 shares of common stock, no par value (the "Common Stock"), of BCB Bancorp, Inc., which are issuable pursuant to the BCB Bancorp, Inc. Inducement Award For Restricted Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of the Common Stock being registered hereunder includes such indeterminate number of additional shares of Common Stock as may become issuable as a result of any stock splits, stock dividends or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock reported on the NASDAQ Global Select Market as of a date (June 4, 2026) within five business date prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources